Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

The Company is the owner of all of the issued and outstanding stock of the following corporations, except as noted below.

Name of Subsidiary	State or Country of Incorporation

Prism Assurance, Ltd.	Vermont
Harmon, Inc.	Minnesota
Harmon Contract, Inc.	Minnesota
Harmon Contract Asia, Ltd. (1)	Minnesota
Harmon Contract Asia Sdn Bhd (2)	Malaysia
Harmon Contract U.K., Limited (3)	United Kingdom
Harmon Europe S.A. (4) (6)	France
Viracon, Inc.	Minnesota
Viracon Georgia, Inc. (5)	Minnesota
Viracon/Curvlite, Inc. (6)	Minnesota
Viracon Transport, Inc. (5)	Minnesota
Tru Vue, Inc.	Illinois
Apogee Services, Inc. (7)	Minnesota
Apogee Wausau Group, Inc.	Wisconsin
Harmon CFEM Facades (UK) Ltd. (6) (8)	United Kingdom
Harmon/CFEM Facades S.A. (6) (9)	France
Harmon Facalu S.A. (6) (9)	France
Harmon Sitraco S.A. (6) (9)	France
Harmon Voisin S.A. (6) (9)	France
VIS’N Service Corporation (6) (10)	Minnesota
Viracon Asia, Inc.	Minnesota
Tubelite, Inc.	Michigan

(1)	Owned by Harmon Contract, Inc.
(2)	Owned by Harmon Contract Asia, Ltd.
(3)	99.99% owned by Harmon Contract, Inc. and .01% by Apogee Enterprises, Inc.
(4)	100% owned by various Apogee entities
(5)	Owned by Viracon, Inc.
(6)	Inactive
(7)	Owned by Harmon, Inc.
(8)	99.99% owned by Harmon Europe S.A. and .01% by Apogee Enterprises, Inc.
(9)	Owned by Harmon Europe S.A.
(10)	99.6% owned by Apogee Enterprises, Inc.